IOWA FIRST BANCSHARES CORP.
                             300 East Second Street
                              Muscatine, Iowa 52761

                              FOR IMMEDIATE RELEASE



For more information contact:                        D. Scott Ingstad,
                                                     Chairman, President and CEO
                                                     (563-262-4202)
                                                     or
                                                     Kim K. Bartling,
                                                     Executive Vice President,
                                                     Chief Operating Officer
                                                     and Treasurer
                                                     (563-262-4216)

IOWA FIRST BANCSHARES CORP. ANNOUNCES PLAN TO END SEC REPORTING

(Muscatine, Iowa) - July 22, 2005 - Iowa First Bancshares Corp. announced today that its Board of Directors has approved a plan to proceed with a going private transaction. If the proposed transaction is completed, Iowa First expects to have fewer than 300 shareholders of record. As a result, Iowa First Bancshares Corp. would no longer be required to file periodic reports and other information with the Securities and Exchange Commission, although Iowa First anticipates that its stock will continue to be traded on the Over the Counter Market.

"In addition to anticipated cost savings resulting from the elimination of our SEC reporting requirements, we expect that the reduced burden on management will allow our officers to focus more attention on serving our customers and the communities where we operate. We believe this also will help us achieve our institution's long-term goals for growth and profitability" stated Chairman D. Scott Ingstad.

The terms of the proposed transaction are expected to provide that each shareholder of record with less than 1,000 shares of Iowa First Bancshares Corp. common stock will receive a cash payment equal to $38.00 per share. Shareholders of record holding 1,000 or more shares of Iowa First common stock will not receive a cash payment and will continue to hold the same number of shares after completion of the transaction.

The Board of Directors has received from a qualified financial advisor a valuation report and a fairness opinion that the cash consideration to be paid in the proposed split transaction is fair, from a financial point of view, to Iowa First's shareholders. The proposed split transaction is subject to approval by the holders of a two-thirds majority of the issued and outstanding shares of Iowa First Bancshares Corp. common stock. Shareholders will be asked to approve the split transaction at a special meeting of shareholders, currently expected to be held in the fourth-quarter of 2005.

Iowa First  Bancshares Corp.  intends to file a preliminary  proxy statement and
Schedule 13E-3 with the SEC outlining the transaction. All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 at the SEC's web site at www.sec.gov. Iowa First will also mail a copy of the definitive proxy statement prior to the special meeting to its shareholders entitled to vote at the meeting.

The directors, executive officers and certain other members of management of the Company may be soliciting proxies in favor of the proposed going private transaction from the Company's shareholders. For information about these directors, executive officers and members of management, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is available at the SEC's website (www.sec.gov) and from the Company.

Iowa First Bancshares Corp. is a banking holding company headquartered in Muscatine, Iowa. The company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

When used in this communication, the words "believe," "expect," "anticipate," "plan," "estimate," "may," "will" or similar expressions are intended to identify forwarding-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Iowa First or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.